Exhibit 99.1

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM Holdings Announces Commutation of $10.6 Billion Par MBIA Portfolio
including $6.8 Billion Par of Structured Finance Transactions

HAMILTON, Bermuda, December 1, 2008 (BUSINESS WIRE) -- RAM Holdings Ltd. (Nasdaq:RAMR) today announced that its operating subsidiary, RAM Reinsurance Company Ltd. ("RAM Re") has entered into a Commutation Agreement, effective November 30, 2008, to commute its entire $10.6 billion portfolio of business assumed from MBIA Insurance Corporation and affiliates effective upon receipt by MBIA of a commutation payment of $156.5 million, which includes return of $51.5 million of unearned premium reserves (calculated on a U.S. statutory basis) and $61.3 million of estimated loss reserves and impairments (a non-GAAP measure) as of September 30, 2008.

The commuted portfolio of $10.6 billion par outstanding (as of September 30, 2008) consists of:

$6.8 billion par of structured finance transactions including

o	$439.3 million of collateralized debt obligations of asset-backed securities (ABS CDOs) (all structured as credit derivatives)

o	$2.4 billion of collateralized debt obligations of commercial mortgage- backed securities (CMBS CDOs)

o	$453.0 million of 2005 - 2008 vintage U.S. residential mortgage-backed securities (RMBS)

$3.8 billion of public finance transactions including

o	$1.2 billion of international public finance transactions

As of RAM's September 30, 2008 financial information, the commuted portfolio represented approximately:

98% of RAM's total unrealized losses on ABS CDO credit derivatives contracts

100% of total par outstanding of ABS CDOs for which RAM has established credit impairments

37% of total loss reserves for RMBS transactions

45% of total par outstanding of RMBS for which RAM has established case reserves

99% of total par outstanding of CMBS CDO transactions

As at September 30, 2008, estimated Bermuda statutory capital and surplus of RAM Re was $193.6 million and the estimated minimum required statutory capital and surplus was $24.9 million. RAM Re’s estimated Bermuda statutory capital and surplus as of September 30, 2008 would have been $147.9 million if the MBIA commutation had been effected at September 30, 2008, exceeding the estimated minimum requirement which would have been $14.2 million. The fair market value of the portion of RAM Re’s portfolio not held in trust for the benefit of its ceding companies would have been $117.1 million if the MBIA commutation had been effected at September 30, 2008. In addition, RAM Re still has access to $50 million from its Blue Water Trust committed preferred securities facility, should RAM require additional liquidity. As such, RAM continues to believe that it will be able to meet expected claims payments and operating expenses for the foreseeable future, barring further unexpected deterioration in the insured portfolio.

Commenting on the commutation, Vernon M. Endo, RAM's Chief Executive Officer said, "This commutation represents another milestone in RAM's efforts to restructure its insured portfolio. As a result of the MBIA commutation, we have reshaped our insurance portfolio by reducing our overall exposure to ABS CDOs and 2005 – 2008 vintage US RMBS by more than 64% and 27%, respectively. After the commutation, U.S. public finance exposure will increase from 51.3% to 60.1% of our portfolio."

RAM will update its insured portfolio disclosure on its website at www.ramre.bm under Investor Information/Exposure Info and Updates, to show the effect of the MBIA commutation on RAM’s insured portfolio as of September 30, 2008. In addition, RAM will provide additional information on the effect of the commutation on its insurance portfolio and financial results when it releases its earnings for the fourth quarter.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for financial guaranty insurance as a result of downgrades and losses experienced by our customers, (iii) decreased demand for our reinsurance products; (iv) the loss of significant customers with whom we have a concentration of our reinsurance in force; (v) insolvency or run-off of one or more of our customers; (vi) recapture of our insurance portfolio by our customers or ceding commission increases due to the downgrade of RAM Re's ratings; (vii) further downgrades in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (viii) legislative and regulatory developments; (ix) changes in regulation or tax laws applicable to us or our customers; (x) more severe losses or more frequent losses associated with our products including losses related to mortgage exposure; (xi) losses on credit derivatives including losses related to ABS CDOs; (xii) changes in our accounting policies and procedures that impact the Company's reported financial results; and (xiii) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

Credit Impairments: Embedded in the derivative liabilities are credit impairments which are expected to be paid out over the term of the credit default swap policies. The credit impairments are a non GAAP metric reported as management believes this information to be useful to analysts, rating agencies and investors to review the results of our entire portfolio of policies. Management considers our credit derivative policies as a normal extension of our financial guarantee business and reinsurance in substance.

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

SOURCE: RAM Holdings Ltd.

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm